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                                                                   EXHIBIT 10.26

September 9, 2003

                            [PYRAMID BREWERIES LOGO]

Mr. James Hilger
1870785th Place West
Edmonds, WA 98026

Dear Jim:

I am delighted to be able to offer you an invitation to join our company. This letter confirms the basic terms and conditions of our offer of employment to you. Please review it carefully and call me if you have any questions or comments. Once you have reviewed it and had your questions and concerns, if any, addressed to your satisfaction, please sign it and retain a copy for yourself and return the original to me. If you accept the offer, this letter will be maintained in your personnel file.

The title of your position is Chief Financial Officer and VP - Finance. Stated broadly, you are responsible for all financial matters of the company. This includes, but is not limited to Accounting/Reporting, Financial Planning and Analysis, Information Systems, Business Development (M&A), Internal Controls, Treasury Functions, Benefit Administration, Risk Management, Investor Relations, Legal, Corporate Administration and Corporate Secretary responsibilities. We intend to provide you with a more detailed job description in the near term. However, you should bear in mind that because we staff ourselves leanly, we will require you to perform a broad range of tasks. Further, your tasks may evolve over time as the organization itself grows and matures. You will be expected to perform all tasks reasonably assigned to you, regardless of whether they fall within the scope of your job description.

Your compensation and benefits package at Pyramid Breweries Inc. will include the following:

1. Your base salary will be $5384 62 per pay period ($140,000.12 annually), payable bi-weekly in arrears, by direct bank transfer,

2. Your first annual performance review is scheduled for February 2004. Interim performance reviews are scheduled at my discretion.

3. Group medical coverage through Regence Blue Shield, Vision and dental coverage via the company's 50% reimbursement program.. All coverage begins the first calendar day of the first month after 90 days of employment.

4. You will earn 160 hours of vacation for each year of service. You will earn 40 hours of sick leave each year of service (up to a maximum of 160 hours). Pyramid Breweries Inc. also observes seven paid holidays each year. Per company policy, accrued vacation is eligible for use after six months of employment.

5. Eligibility for participation in the Pyramid Breweries Inc. 401(k) Plan on January 1, 2004.

6. Eligibility for participation in the Employee Stock Purchase Plan on January 1, 2004.

7. A monthly car allowance will be $ 300.00, in addition to reimbursement for gas purchased by you for business use.

8. You will have an annual bonus opportunity based on the performance of the company. A copy of the Officer Incentive Compensation Plan will be forwarded under separate cover.

9. If Pyramid terminates your employment when neither cause nor permanent disability exists, we shall pay you, as liquidated damages and in lieu of all other remedies to which you might be entitled arising out of the termination, termination payments equal to three month's salary. For the same three-month period, we shall continue to provide at our cost, the company's medical benefits to you and your qualifying family members. After the completion of two years of service, termination payments will equal six month's salary and respective medical benefits to you and your qualifying family members. Such liquidated damages shall be paid only if you execute a full and final general release of all claims against Pyramid Breweries Inc. (including Company's officers, directors, agents, employees and assigns) arising out of your employment relationship with the company. Termination payments shall be paid out at your normal payroll rate on regular payroll days subject to normal payroll deductions.

                              www Pyramid Brew.com

Pyramid Breweries Inc - 91 S Royal Brougham Way - Scatlle, WA 98134 - TEL [206]
                          682-8322 - FAX [206] 682-8420

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10.   A grant of 120,000 shares in stock options at current market value. 40,000 of these options will vest the end of one calendar year of employment. The remaining 80,000 options will vest over years two and three of your employment at 1/24th each month, (A separate, formal stock option agreement will be forwarded under separate cover).

This offer is subject to your ability to begin work no later than September 17, 2003. Employment is also contingent on your passing our pre-employment drug test as well as a background check.

Please be sure to bring a valid Washington State driver's license and a social security card (or other appropriate proof of your identity and authorization to work in the United States) on your first day of employment.

Your employment with us is for an indefinite term. And, while we hope (and expect) that it will be a mutually rewarding relationship, employment termination does occur from time to time. For that reason, you should understand that your employment is on an at-will basis. This means that you and we are free to end the relationship at any time for any reason. We are not required to show cause, provide progressive discipline or follow any other procedure before discharge. This policy may be changed only in a written agreement signed by me. So if you hear or read statements to the contrary, you should not rely on them.

In performing your job duties, you will be exposed to a great deal of confidential information regarding our company, our products and employees and our customers. It is essential that all such information, which is not generally known to the public, be kept confidential and not be disclosed to any third parties without our express authorization. I cannot emphasize this point enough. Confidentiality is a primary concern.

You will be provided with a key to the company. It is important that you not allow anybody else to use the key. Also, under no circumstances may the key be copied. If you lose the key, please advise me immediately.

If you have any questions about any aspect of this letter, please let me know. If you understand the letter and agree to its contents, please sign below, return the original to me and retain a copy for your records.

I am excited about our future together as part of the team here at Pyramid Breweries and am looking forward to working with you.

Sincerely,

/s  Martin Kelly
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Martin Kelly
Chairman & CEO

cc: Human Resources

/s/ James Hilger
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James Hilger

9-9-05
(date)

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